EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report on the consolidated statements (restated) of operations, shareholders’ equity, and cash flows of National Mercantile and subsidiaries for the year then ended December 31, 2004 dated March 28, 2005 (except for the restatement discussed in Notes 1, 2, 7, 13, 14 and 15 as to which the date is September 28, 2006), in this Amendment No. 1 to the Registration Statement (Form S-4 No. 333-138161) and related Joint Proxy Statement-Prospectus of First California Financial Group, Inc. dated December 5, 2006.

/s/ Ernst & Young LLP

Los Angeles, California

December 4, 2006